Exhibit 10.30

March 5, 2014
(supersedes prior versions)

Mr. Mark A. Beck

Dear Mark:

I am delighted to extend you an offer of employment with Danaher Corporation (the “Company”) and am confident that your background and experience will allow you to make major contributions to the Company. Your leadership will be critical in fully leveraging our talent and the Danaher Business System to achieve our aggressive growth targets.

We look forward to welcoming you to our dynamic team. As we discussed, your position would be the Executive Officer position of Executive Vice President (with an initial focus on Water Quality), based in Washington, D.C., reporting directly to Larry Culp, President and Chief Executive Officer.

Please allow this letter to serve as documentation of the offer extended to you.

Start Date: Your start date will be as soon as practicable, but no later than April 1, 2014.

Base Salary: Your base salary will be paid at the annual rate of $600,000, subject to periodic review, and payable in accordance with the Company’s usual payroll practices.

Incentive Compensation: You are eligible for an annual cash incentive award. The target bonus percentage, beginning in 2015, will be 110% of your annual base salary, subject to periodic review. Provided your employment with the Company commences on or before April 1, 2014, your annual bonus award will be no less than $660,000 for calendar year 2014. (More precisely, for 2014, you will be paid a guaranteed bonus of $660,000 in a lump sum (subject to applicable tax withholding) outside of the annual cash incentive plan within 60 days of the end of calendar year 2014 (provided that you remain actively employed at the Company through the date of payment), and the Company may grant a separate, contingent award to you under the annual cash incentive compensation plan for 2014. In all other respects, such annual cash incentive compensation award shall be subject to the Company’s annual cash incentive compensation award program for Executive Officers, including applicable performance conditions.

Sign On Bonus: The Company will provide you a cash signing bonus equal to $1,000,000 that is payable in three installments subject to your continued active employment up to each of the anniversary dates set forth herein. The first payment of $500,000 will be paid in first normal payroll cycle following your Start Date with the Company. The second $250,000 installment will be paid in the first normal payroll cycle following the first anniversary of your Start Date. The third $250,000 installment will be paid in the first normal payroll cycle following the second anniversary of your Start Date.

Benefits: You will be eligible to participate in any associate benefit plan that the Company has adopted or may adopt, maintain, or contribute to for the benefit of its regular exempt employees generally, subject to satisfying any applicable eligibility requirements. You will be eligible to participate in our comprehensive health and other insurance benefits immediately upon your first day of employment with the Company. You will be eligible to participate in our 401(k) retirement plan beginning on your first day of employment subject to the applicable plan. Information about our various benefit programs is enclosed.

Vacation: You will be eligible for 20 days of annual vacation benefits pursuant to the Company’s vacation policy.

Stock Options and RSUs: A recommendation will be made to the Compensation Committee of Danaher’s Board of Directors to grant you a sign-on equity award (“Sign-On Award”) at its next regularly scheduled meeting after your Start Date at which equity awards are considered.  The target award value of this sign-on grant would be $3,100,000 which would be awarded entirely in RSUs and would vest 33.3% on each of the first three anniversaries RSUs of the grant date, assuming continued employment.

In addition, a recommendation will be made to the Compensation Committee of Danaher’s Board of Directors to grant you an equity award as part of Danaher’s annual equity compensation program at its next regularly scheduled meeting after your Start Date at which equity awards are considered. The target award value of this grant would be $2,100,000 (“2014 Annual Award”) which would be split evenly between stock options and RSUs and would vest 50% on each of the fourth and fifth anniversaries of the grant date, assuming continued employment. You will be eligible annually for an equity award under Danaher’s equity compensation program.

The equity awards set forth above will be solely governed by the terms and conditions set forth in Danaher’s 2007 Stock Incentive Plan and in the particular form of award agreement required to be signed with respect to each award.

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The target award value attributable to stock options will be converted into a specific number of options (rounded up to the nearest ten) based on an assumed value per option equal to 40% of Danaher’s “average closing price”.  Danaher’s “average closing price” means the average closing price of Danaher’s common stock over a 20-day trading period ending on the grant date.

•	The target award value attributable to RSUs will be converted into a specific number of RSUs (rounded up to the nearest five) using the same “average closing price.”

•	RSUs will be subject to the Company’s standard performance criteria, and will be deductible under Section 162(m) of the Internal Revenue Code.

While historically Danaher’s share price has increased over time, Danaher cannot guarantee that any RSUs or stock options granted to you will ultimately have any particular value or any value.

EDIP Program: You will be included in a select group of executives who participate in the Executive Deferred Incentive Program (EDIP), an exclusive, non-qualified executive benefit designed to supplement retirement benefits that otherwise are limited by IRS regulations; and provide the opportunity for you to defer taxation on a portion of your current income (base salary or bonus or both).  Initially, the Company will contribute an amount equal to 6% of your total target cash compensation into your EDIP account annually (pro-rated for any initial partial year of eligibility as applicable).  Vesting requirements and your participation in the EDIP are subject to all of the terms and conditions set forth in such plan.  Additional information on the EDIP will be provided to you by a member of the Corporate Benefits team before your EDIP eligibility date.

Severance Benefits: You will be eligible for severance pay and benefits pursuant to the Senior Leaders Severance Pay Plan for Danaher Corporation and its Affiliated Entities, As Restated and Amended January 1, 2013 (“Severance Plan”). For purposes of Section III.B of the Severance Plan, the total amount of severance pay for which you are eligible will be equal to your annual base salary at the time of your employment termination multiplied by (1 + your target bonus percentage under the annual cash incentive compensation plan as of the time of termination). Except for the foregoing provision, all other aspects of your severance pay and benefits shall be governed solely by the terms and conditions of the Severance Plan.

Relocation: The Company is pleased to provide relocation benefits through CapRelo, our third party relocation services company.  Our CapRelo representative will contact you to explain the services, assistance and benefits provided under the Corporate/Executive Officer Relocation Policy for Danaher Corporation and its Affiliates, coordinate your relocation coverage and answer any questions that you may have.

Reimbursement for Financial and Tax Assistance: The Company will reimburse you for financial planning and tax preparation services in an amount not to exceed $5,000 per year provided you provide appropriate and satisfactory documentation for such reimbursement and such expenses otherwise satisfy the Company’s practices and policies.

At-Will Employment:    Nothing in this offer letter shall be construed as any agreement, express or implied, to employ you for any stated term. Your employment with the Company will be on an at-will basis, which means that either you or the Company can terminate the employment relationship at any time and for any reason (or no reason), with or without notice.

Conditions of Employment Offer: This offer of employment is expressly conditioned upon successful completion of a background and reference check, a pre-employment/post offer drug screen, and your execution and return of the following documents no later than the date stated in the acknowledgment below:

•	Authorization and Notification Form(s) (for a consumer report and/or investigative consumer report to be obtained)

•	Summary of Your Rights Under the FCRA

•	Directors and Officers Questionnaire

•	Criminal History Questionnaire

•	Agreement Regarding Competition and the Protection of Proprietary Interests and the terms contained therein.

•	Certification of Danaher Corporation Standards of Conduct (The SOCs can be accessed at the following link: http://www.danaher.com/integrity-and-compliance)

•	Certification of Compliance of Obligations to Prior Employers

Thank you for considering our offer. We anticipate that you will make a very strong contribution to the success of the Company and believe this is an excellent professional opportunity for you. We look forward to the opportunity to work with you as we pursue our very aggressive goals.

I realize that a career decision such as this has a major impact on you and your family. If there is anything we can do, please do not hesitate to contact me at (202) 419 - 7743.

Regards,

/s/ Angela S. Lalor

Angela S. Lalor
Senior Vice President
Corporate Human Resources

Acknowledgement

Please acknowledge that you have read, understood and accept this offer of at will employment by signing and returning it to me, along with the above-referenced signed documents no later than March 7, 2014.

Mark A. Beck:	/s/ Mark A. Beck	Date: March 6, 2014